Exhibit 4.2

Execution Copy

THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

THIS THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT, dated this 1st day of September, 2015 (this “Agreement”), is entered into by and among Proteostasis Therapeutics, Inc., a Delaware corporation (the “Corporation”); the holders of Series A Convertible Redeemable Preferred Stock, par value $.001 per share of the Corporation (the “Series A Holders”) and the holders of Series B Convertible Redeemable Preferred Stock, par value $.001 per share of the Corporation (the “Series B Holders”) listed on Schedule 1 attached hereto; and the persons listed as Principal Stockholders on Schedule 2 attached hereto (the “Principal Stockholders”).

W I T N E S S E T H:

WHEREAS, the Corporation, the Series A Holders (the “Existing Investors”) and certain Principal Stockholders are parties to the Second Amended and Restated Stockholders’ Agreement dated May 20, 2011 (the “Prior Agreement”);

WHEREAS, the Series B Holders are parties to that certain Series B Convertible Redeemable Preferred Stock Purchase Agreement, dated of even date herewith (the “Stock Purchase Agreement”), and hold shares of the Corporation’s Series B Convertible Redeemable Preferred Stock, par value $.001 per share, and the Corporation desires to grant to all of the Series B Holders certain registration and other rights with respect to the Series B Preferred Stock;

WHEREAS, the Series A Holders, the Series B Holders and the Principal Stockholders have agreed to certain restrictions on their rights to vote or dispose of their shares of capital stock of the Corporation contained herein; and

WHEREAS, the Corporation, the Existing Investors and the Principal Stockholders desire to amend and restate the Prior Agreement in the manner provided below.

NOW, THEREFORE, the Existing Investors and the Principal Stockholders agree that the Prior Agreement shall be amended and restated in its entirety, and, in consideration of the foregoing and of the respective covenants and undertakings of the Corporation, the Series A Holders, the Series B Holders and the Principal Stockholders hereunder, the parties hereto do further agree as follows.

1. Definitions. As used herein, the following terms shall have the following respective meanings.

“Board” shall mean the board of directors of the Corporation.

“Budget” shall have the meaning set forth in Section 2(h) hereof.

“Certificate” shall mean the amended and restated certificate of incorporation of the Corporation, as amended and in effect from time to time.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” shall mean the Common Stock, par value $.001 per share, of the Corporation.

“Common Stockholders” shall mean persons who are or become holders of Common Stock.

“Elan” shall mean Elan Science One Ltd., a private company limited by shares organized under the laws of Ireland.

“Environmental Laws” shall mean all applicable federal, state and local laws, ordinances, rules and regulations that regulate, fix liability for, or otherwise relate to, the handling, use (including use in industrial processes, in construction, as building materials, or otherwise), storage and disposal of Hazardous Materials (as hereafter defined), and to the discharge, leakage, presence, migration, threatened release or release (whether by disposal, a discharge into any water source or system or into the air, or otherwise) of any pollutant or effluent. Without limiting the preceding sentence, the term “Environmental Laws” shall specifically include the following federal and state laws, as amended:

FEDERAL

Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601 et. seq.;

Resource Conservation and Recovery Act of 1976, 42 U.S.C. 6901 et. seq.;

Clean Water Act, 33 U.S.C. 1251 et. seq.; and

Clean Air Act, 42 U.S.C. 7401 et. seq.

STATE

MASSACHUSETTS ENVIRONMENTAL STATUTES

Massachusetts Clean Waters Act, Mass. Gen. L. Ch. 21, Section 26, et. seq., and regulations thereto;

Massachusetts Solid Waste Disposal Laws, Mass. Gen. L. Ch. 16, Section 18, et. seq., and Ch. 111, Section 105A, and regulations thereto;

Massachusetts Oil and Hazardous Materials Release Prevention and Response Act, Mass. Gen. L., Ch. 21E, Section 1, et. seq., and regulations thereto;

Massachusetts Solid Waste Facilities Law, Mass. Gen. L., Ch. 21H, Section 1, et. seq., and regulations thereto;

Massachusetts Toxic Use Reduction Act, Mass. Gen. L., Ch. 21I, Section 1, et. seq., and regulations thereto;

Massachusetts Litter Control Laws, Mass. Gen. L. Ch. 111, Section 150A, et. seq., and regulations thereto;

Massachusetts Wetlands Protection Laws, Mass. Gen. L., Ch. 130, Section 105, et. seq., and regulations thereto;

Massachusetts Environmental Air Pollution Control Law, Mass. Gen. L., Ch. 111, Section 2B, et. seq., and regulations thereto;

Massachusetts Environmental Policy Act, Mass. Gen. L. Ch. 30, Section 61, et. seq., and regulations thereto; and

Massachusetts Hazardous Waste Laws, Mass. Gen. L. Ch. 21C, Section 1, et. seq., and regulations thereto.

“Equity Percentage” shall mean, as to any Preferred Stockholder, that percentage figure that expresses the ratio that (a) the number of shares of issued and outstanding Common Stock then owned by such Preferred Stockholder bears to (b) the aggregate number of shares of issued and outstanding Common Stock then owned by all Stockholders. For purposes solely of the computation set forth in clauses (a) and (b) above and Section 2(c) hereof, all (i) issued and outstanding securities, (ii) options to purchase same granted by the Corporation or (iii) outstanding warrants to purchase same that, in the case of clause (i), (ii) or (iii) above, are convertible into, or exercisable or exchangeable for, (x) shares of Common Stock (including any issued and issuable shares of Preferred Stock) or (y) any such convertible, exercisable or exchangeable securities shall be treated as having been so converted, exercised or exchanged at the rate or price at which such securities are convertible, exercisable or exchangeable for shares of Common Stock in effect at the time in question (which, for purposes of Section 2(c) hereof, shall be at the time of delivery by the Corporation of the notice of the Offer contemplated by Section 2(c)(ii) hereof), whether or not such securities are at such time immediately convertible, exercisable or exchangeable.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Act Registration Statement” shall have the meaning set forth in Section 2(e) hereof.

“Excess Securities” shall have the meaning set forth in Section 2(c)(iv) hereof.

“Excess Securities Notice” shall have the meaning set forth in Section 2(c)(iv) hereof.

“Excess Securities Period” shall have the meaning set forth in Section 2(c)(iv)) hereof.

“Excluded Forms” shall have the meaning given such term in Section 3(e) hereof.

“Excluded Securities” shall mean, collectively:

(A) Reserved Shares;

(B) Common Stock issued or issuable to officers, directors or employees of, or consultants or independent contractors to, the Corporation, pursuant to any written agreement, plan (including the Corporation’s 2008 Equity Incentive Plan) or arrangement to purchase, or rights to subscribe for, such Common Stock, including Common Stock issued under any amendment thereto or any other equity incentive plan of the Corporation or other agreement that, in each case above (except the Corporation’s 2008 Equity Incentive Plan), (x) has been approved in form and in substance by the holders of at least two-thirds of the combined voting power of the shares of Preferred Stock then outstanding, calculated in accordance with Section A.6(a) of Article III of the Certificate (including in such calculation any outstanding Restricted Shares held by such holders), and (y) as a condition precedent to the issuance of such shares, provides for the vesting of such shares and subjects such shares to restrictions on transfers, rights of first offer in favor of the Corporation and restricted-stock grants to directors, employees or consultants as approved by the Board (including a majority of the Series A Directors);

(C) Common Stock (or options, warrants or other securities convertible into or exercisable for Common Stock) issued as a stock dividend payable in shares of Common Stock, or capital stock of any class issuable upon any subdivision, recombination, split-up or reverse stock split of all the outstanding shares of such class of capital stock;

(D) Common Stock (or options, warrants or other securities convertible into or exercisable for Common Stock) issued or issuable to banks or lenders in connection with a debt financing transaction or landlords in connection with real estate lease transactions, provided that each such issuance is approved by the Board (including a majority of the Series A Directors);

(E) Common Stock (or options, warrants or other securities convertible into or exercisable for Common Stock) issued or issuable to third parties in connection with strategic partnerships or alliances, joint ventures or other licensing transactions, provided that each such transaction and related issuance is approved by the Board (including a majority of the Series A Directors);

(F) Common Stock (or options, warrants or other securities convertible into or exercisable for Common Stock) issued or issuable pursuant to the acquisition by the Corporation of any other corporation, partnership, joint venture, trust or other entity by any merger, stock acquisition, reorganization, purchase of substantially all assets or otherwise in which the Corporation, or its stockholders of record immediately prior to the effective date of such transaction, directly or indirectly, own at least two-thirds of the voting power of the acquired entity or the resulting entity after such transaction, so long as approved by the Board (including a majority of the Series A Directors);

(G) Common Stock (or options, warrants or other securities convertible into or exercisable for Common Stock), the issuance of which is approved by two-thirds of the then-outstanding shares of Preferred Stock (including the “Requisite New Investors” (as that term is defined in the Certificate)), calculated in accordance with Section A.6(a) of Article III of the Certificate (including in such calculation any outstanding Restricted Shares held by such holders), with such approval expressly waiving the application of the anti-dilution provisions of Section A.7 of Article III of the Certificate as a result of such issuance (if applicable);

(H) 650,000 shares of Common Stock issued or issuable pursuant to, or in connection with, the License Agreement, dated as of August 11, 2008, by and among The Scripps Research Institute, The Salk Institute for Biological Studies and the Corporation;

(I) Series A Preferred Stock issued pursuant to that certain Series A Convertible Redeemable Preferred Stock Purchase Agreement, dated as of August 15, 2008, and that certain Second Series A Convertible Redeemable Preferred Stock Purchase Agreement, dated as of May 20, 2011, and the warrant to purchase 160,000 shares of Series A Preferred Stock issued to the HCV Group, and the Common Stock issuable upon conversion of shares of Series A Preferred Stock.

(J) Series B Preferred Stock issued or to be issued pursuant to the Stock Purchase Agreement and the Common Stock issuable upon conversion of shares of Series B Preferred Stock.

“Fidelity Group” shall mean Beacon Bioventures Fund II Limited Partnership as well as FMR LLC and FMR LLC’s affiliates; Fidelity International Ventures Limited, Fidelity Ventures IV-E Limited Partnership, Fidelity Ventures Principles IV-E Limited Partnership, Fidelity Investors VII Limited Partnership, Fidelity Capital Operating Limited Partnership, Fidelity Greater China Ventures Fund Limited Partnership, Beacon Bioventures Limited Partnership, Beacon Bioventures Principals Limited Partnership, Beacon Bioventures Fund III Limited Partnership, Beacon Bioventures Fund IV Limited Partnership, Fidelity Foundation, Fidelity Non-Profit Management Foundation, the Edward C. Johnson Fund, FIL Limited and FIL Limited’s affiliates; Fidelity Investors Limited Partnership, Fidelity Investors II Limited Partnership, Fidelity Investors III Limited Partnership, Fidelity Investors IV Limited Partnership, Fidelity Investors Management Corp., Fidelity Investors V Limited Partnership, Fidelity Investors VI Limited Partnership, FILP Capital Reserves Limited Partnership, Fidelity Seaport Limited Partnership, Fidelity Real Estate Limited Partnership and any other entity that is directly or indirectly owned or controlled by members of FMR LLC; Fidelity Ventures II Limited Partnership, Fidelity Ventures III Limited Partnership, Fidelity Venture IV Limited Partnership, Fidelity Ventures Limited, Fidelity Ventures Principals I, LLC, Fidelity Ventures Principal II, LLC, and Fidelity Ventures Principal III, LLC, and Fidelity Ventures Principal IV; and Fidelity Biosciences Advisors LLC and Fidelity Biosciences Corp., FMR LLC’s affiliates and FIL

Limited’s affiliates shall include any person directly or indirectly controlling, controlled by, or under direct or indirect common control with FMR LLC or FIL Limited, as the case may be, including (a) any person who is an officer, director, employee, manager, member, managing members, general partners, limited partner, or direct or indirect beneficial holder of the then outstanding interests or capital stock of FMR LLC or FIL Limited, as the case may be, or any of their respective affiliates, (b) any person of which FMR LLC or FIL Limited, as the case may be, directly or indirectly, either beneficially own(s) at least 5% of the then-outstanding equity securities or constitute(s) at least a 5% equity participant and (c) all investment vehicles or other entities for which FMR LLC or FIL Limited, as the case may be, or any of its affiliates (as defined in clauses (a) and (b) above) serve as a manager, member, general partner or investment adviser or in a similar capacity, and all investment vehicles or other entities under the direct or indirect ownership, control or management of FMR LLC or FIL Limited or any of their respective affiliates (as defined in clauses (a) and (b) above).

“Group” shall mean (a) as to a Preferred Stockholder that is a limited partnership or corporation, any and all limited partnerships, limited liability companies, or corporations now existing or hereafter formed that are affiliated with or under common control with such Preferred Stockholder and any predecessor or successor thereto, (b) in the case of HCV VIII, the HCV Group, (c) as to Beacon Bioventures Fund II Limited Partnership, the Fidelity Group, (d) as to any limited partnership, to the limited partners of such partnership upon the dissolution thereof, (e) as to any limited liability company, any of the members thereof, (f) as to any Series A Holder, any other Series A Holder, (g) as to any Series B Holder, any other Series B Holder, and (h) as to any individual, such individual’s estate, heirs, executors and legal representatives.

“Hazardous Materials” shall include, without limitation, any flammable explosives, petroleum products, petroleum byproducts, radioactive materials, hazardous wastes, hazardous substances, toxic substances or other similar materials regulated by Environmental Laws.

“HCV Group” shall mean (a) HCV VIII, (b) any venture-capital limited partnership now existing or hereafter formed that is affiliated, or under common control, with one or more general partners of HCV VIII (an “HCV Fund”), (c) any limited partners or affiliates of HCV VIII or any other HCV Fund and (d) any successors or assigns of any of the foregoing.

“HCV VIII” shall mean HealthCare Ventures VIII, L.P., a Delaware limited partnership, including any successor thereto or any assignee of the interest, in whole or in part, of HCV VIII hereunder.

“Notice of Acceptance” shall have the meaning set forth in Section 2(c)(iii) hereof.

“Offer” shall have the meaning set forth in Section 2(c)(ii) hereof.

“Offered Securities” shall mean, except for Excluded Securities, (a) any shares of Common Stock, Preferred Stock or any other equity security of the Corporation, (b) any debt security or capitalized lease with any equity feature with respect to the Corporation or (c) any option, warrant or other right to subscribe for, purchase or otherwise acquire any such equity security, debt security or capitalized lease.

“Other Shares” shall have the meaning set forth in Section 3(e)(v) hereof.

“Person” shall mean any individual, partnership, corporation, group, trust or other legal entity.

“Preferred Stock” shall mean the Series A Preferred Stock and the Series B Preferred Stock.

“Preferred Stockholder” shall mean a holder of the Series A Preferred Stock or the Series B Preferred Stock.

“Principal Stockholders” shall mean those persons identified on Schedule 2 hereto.

“Property” shall include, without limitation, land, buildings and laboratory facilities owned or leased by the Corporation or as to which the Corporation now has any duties, responsibilities (for clean-up, remedy or otherwise) or liabilities under any Environmental Laws, or as to which the Corporation or any subsidiary of the Corporation may have such duties, responsibilities or liabilities because of past acts or omissions of the Corporation or any such subsidiary or their predecessors, or because the Corporation or any such subsidiary or their predecessors in the past was such an owner or operator of, or bore some other relationship with, such land, buildings or laboratory facilities.

“Qualified Public Offering” shall mean a firm commitment underwritten public offering of Common Stock of the Corporation in the United States registered under the Securities Act, pursuant to which (a) the net proceeds to the Corporation are at least $50,000,000 and (b) the Common Stock is listed on either the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) or the New York Stock Exchange (“NYSE”).

“Refused Securities” shall have the meaning set forth in Section 2(c)(vi) hereof.

“Reserved Shares” shall mean the shares of Common Stock reserved by the Corporation for issuance upon conversion of the Preferred Stock.

“Restricted Securities” shall mean any of the Preferred Stock and the Common Stock issued or issuable upon the conversion of the Preferred Stock, all shares of Common Stock issued or issuable in respect thereof by way of stock splits, stock dividends, stock combinations, recapitalizations or like occurrences, and any other shares of Common Stock or other securities of the Corporation that may be issued hereafter to any of the Preferred Stockholders or any member of their Group that are convertible into or exercisable for shares of Common Stock (including, without limitation, other classes or series of convertible preferred stock, warrants, options or other rights to purchase Common Stock or convertible debentures or other convertible debt securities) and the Common Stock issued or issuable upon such conversion or exercise of such other securities, that, in each case above, have not been sold (a) in connection with an effective registration statement filed pursuant to the Securities Act or (b) pursuant to Rule 144 or Rule 144A promulgated by the Commission under the Securities Act.

“Restricted Shares” shall mean the shares of Common Stock issued or issuable upon the conversion or exchange of Restricted Securities or otherwise constituting a portion of Restricted Securities.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Series A Directors” shall mean the members of the Board designated by certain of the Investors under Section 5(a)(ii) hereof.

“Series A Holders” shall mean the holders of Series A Convertible Redeemable Preferred Stock, par value $.001 per share of the Corporation.

“Series A Preferred Stock” shall mean Series A Convertible Redeemable Preferred Stock, par value $.001 per share, of the Corporation.

“Series B Holders” shall have the meaning set forth in the preamble hereto.

“Series B Preferred Stock” shall mean Series B Convertible Redeemable Preferred Stock, par value $.001 per share, of the Corporation.

“Stockholders” shall mean all holders of capital stock of the Corporation.

“Target Month” shall have the meaning set forth in Section 2(g)(i) hereof.

“Transfer” shall include any disposition of any Restricted Securities or of any interest therein that would constitute a sale thereof within the meaning of the Securities Act.

“20-Day Period” shall have the meaning set forth in Section 2(c)(ii) hereof.

2. Certain Covenants of the Corporation.

(a) Meetings of the Board. The Corporation shall call, and use its best efforts to have, regular meetings of the Board not less often than quarterly. The Corporation shall pay all reasonable and appropriately documented travel expenses and other out-of-pocket expenses incurred by directors and board observers, if any, who are not employed by the Corporation in connection with attendance at meetings to transact the business of the Corporation or attendance at meetings of the Board or any committee thereof.

(b) Reservation of Shares of Common Stock and Preferred Stock, etc. The Corporation shall at all times have authorized and reserved out of its authorized but unissued shares of Common Stock, a sufficient number of shares of Common Stock to provide for the conversion of the Preferred Stock. Neither the issuance of the Preferred Stock nor the shares of Common Stock issuable upon the conversion of the Preferred Stock shall be subject to a preemptive right of any other Stockholder.

(c) Right of First Refusal.

(i) The Corporation shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any Offered Securities unless in each case the Corporation shall have first offered to sell to the Preferred Stockholders all of such Offered Securities on the terms set forth herein. Each Preferred Stockholder shall be entitled to purchase up to its Equity Percentage of the Offered Securities. Each Preferred Stockholder may delegate its rights and obligations with respect to such Offer to one or more members of its Group, which members shall thereafter be deemed to be a “Preferred Stockholder” as applicable, for the purpose of applying this Section 2(c) to such Offer. For the avoidance of doubt, each Preferred Stockholder is waiving its right to purchase its Equity Percentage of the Series B Preferred Stock and accepts the allocations set forth in Schedule I of the Series B Preferred Stock Purchase Agreement of even date herewith.

(ii) The Corporation shall deliver to each Preferred Stockholder written notice of the offer to sell the Offered Securities, specifying the price and terms and conditions of the offer (the “Offer”). The Offer by its terms shall remain open and irrevocable for a period of 20 days from the date of its delivery to such Preferred Stockholder (the “20-Day Period”), subject to extension to include the Excess Securities Period (as such term is hereinafter defined).

(iii) Each Preferred Stockholder shall evidence its intention to accept the Offer by delivering a written notice signed by such Preferred Stockholder setting forth the number of shares that such Preferred Stockholder elects to purchase (the “Notice of Acceptance”). The Notice of Acceptance must be delivered to the Corporation prior to the end of the 20-Day Period. The failure by a Preferred Stockholder to exercise its rights hereunder shall not constitute a waiver of any other rights or of the right to receive notice of and participate in any subsequent Offer.

(iv) If any Preferred Stockholder fails to exercise its right hereunder to purchase its Equity Percentage of the Offered Securities, the Corporation shall so notify the other Preferred Stockholders in a written notice (the “Excess Securities Notice”). The Excess Securities Notice shall be given by the Corporation promptly after it learns of any Preferred Stockholder’s intention not to purchase all of its Equity Percentage of the Offered Securities, but in no event later than ten (10) days after the expiration of the 20-Day Period. The Preferred Stockholders that have agreed to purchase their Equity Percentage of the Offered Securities shall have the right to purchase the portion not purchased by such Preferred Stockholder (the “Excess Securities”), on a pro rata basis, by giving notice within ten (10) days after receipt of the Excess Securities Notice from the Corporation. The twenty (20) day period during which (A) the Corporation must give the Excess Securities Notice to the other Preferred Stockholders and (B) each of the other Preferred Stockholders must give the Corporation notice of its intention to purchase all or any portion of its pro rata share of the Excess Securities is hereinafter referred to as the “Excess Securities Period.”

(v) If the Preferred Stockholders tender their Notice of Acceptance prior to the end of the 20-Day Period indicating their intention to purchase all of the Offered Securities or, if prior to the termination of the Excess Securities Period, the Preferred Stockholders tender Excess Securities Notices to purchase all of the Excess Securities, the Corporation shall schedule a closing of the sale of all such Offered Securities. Upon the closing of the sale of the Offered Securities to be purchased by the Preferred Stockholders, each Preferred Stockholder shall (A) purchase from the Corporation that portion of the Offered Securities (including the Excess Securities) for which it tendered a Notice of Acceptance and an Excess Securities Notice, if applicable, upon the terms specified in the Offer and (B) execute and deliver an agreement further restricting transfer of such Offered Securities substantially as set forth in Sections 3(a), 3(b) and 3(c) hereof. In addition, with respect to the Offered Securities being purchased by the Preferred Stockholders, the Corporation shall provide each such Preferred Stockholder with the rights and benefits set forth herein. The obligation of the Preferred Stockholders to purchase such Offered Securities is further conditioned upon the preparation of a purchase agreement embodying the terms of the Offer, which agreement shall be reasonably satisfactory in form and substance to the Preferred Stockholders and their respective counsel.

(vi) The Corporation shall have ninety (90) days from the expiration of the 20-Day Period, or the Excess Securities Period, if applicable, to sell the Offered Securities (including the Excess Securities) refused by the Preferred Stockholders (the “Refused Securities”) to any other person or persons, but only upon terms and conditions that are in all material respects (including, without limitation, price and interest rate) no more favorable to such other person or persons, and no less favorable to the Corporation than those terms and conditions set forth in the Offer. Upon and subject to the closing of the sale of all of the Refused Securities (which shall include full payment to the Corporation), each Preferred Stockholder shall (A) purchase from the Corporation those Offered Securities (including the Excess Securities) for which it tendered a Notice of Acceptance and an Excess Securities Notice, if applicable, upon the terms specified in the Offer and (B) execute and deliver an agreement restricting transfer of such Offered Securities (including the Excess Securities) substantially as set forth in Sections 3(a), 3(b) and 3(c) hereof. In addition, with respect to the Offered Securities being purchased by the Preferred Stockholders, the Corporation shall provide each such Preferred Stockholder with the rights and benefits set forth herein. The Corporation agrees, as a condition precedent to accepting payment for and making delivery of any Refused Securities to any executive officer, employee, consultant or independent contractor of or to the Corporation, or to any other person, to have each and every such person execute and deliver a stock restriction agreement in the form approved by the Board (including a majority of the Series A Directors) to the extent such purchaser has not already executed such Agreement. The obligation of the Preferred Stockholders to purchase such Offered Securities (including the Excess Securities) is further conditioned upon the preparation of a purchase agreement embodying the terms of the Offer, which agreement shall be reasonably satisfactory in form and substance to such Preferred Stockholders and their respective counsel.

(vii) In each case, any Offered Securities not purchased either by the Preferred Stockholders, or by any other person in accordance with this Section 2(c) may not be sold or otherwise disposed of until they are again offered to the Preferred Stockholders under the procedures specified in Sections 2(c)(i), (ii), (iii), (iv), (v) and (vi) hereof.

(viii) Each Preferred Stockholder may, by prior written consent, waive its rights under this Section 2(c); provided, however, that such rights may be waived on behalf of all Preferred Stockholders by the vote of two-thirds of the Preferred Stockholders (including the vote of the Requisite New Investors (as defined in the Certificate)). Such a waiver shall be deemed a limited waiver and shall only apply to the extent specifically set forth in the written consent of such Preferred Stockholder.

(d) Negative Covenants.

(i) Majority Approvals. The Corporation shall not, directly or indirectly, take any of the actions specified in Section A.6(d) of Article III of the Certificate without the prior written consent or vote of the holders of a majority of the then-outstanding Preferred Stock determined in accordance with Section A.6(a) of Article III of the Certificate.

(ii) Stock and Option Agreements. Without the prior written consent or vote of the holders of two-thirds of the then-outstanding Preferred Stock, calculated in accordance with Section A.6(a) of Article III of the Certificate (including in such calculation any outstanding Restricted Shares held by such holders), the Corporation shall not issue any shares of Common Stock or options, warrants or other rights to acquire Common Stock or other securities of the Corporation to any employee, officer, director, consultant, independent contractor or other person or entity except for Excluded Securities.

(iii) Registration Rights. The Corporation shall not hereafter grant to any persons any rights to register or qualify stock of the Corporation under federal or state securities laws, which rights are equal or senior to the rights of the Preferred Stock, unless it shall have first obtained the written consent of the holders of at least two-thirds of the combined voting power of the Preferred Stock then outstanding, calculated in accordance with Section A.6(a) of Article III of the Certificate (including in such calculation any outstanding Restricted Shares held by such holders).

(e) Filing of Reports Under the Exchange Act.

(i) The Corporation shall give prompt notice to the holders of Preferred Stock of (A) the filing of any registration statement (an “Exchange Act Registration Statement”) pursuant to the Exchange Act, relating to any class of equity securities of the Corporation, (B) the effectiveness of such Exchange Act Registration Statement and (C) the number of shares of such class of equity securities outstanding, as reported in such Exchange Act Registration Statement, in order to enable the Preferred Stockholders to comply with any reporting requirements under the Exchange Act or the Securities Act. Upon the written request of two-thirds in interest of the Preferred Stockholders, calculated in accordance with Section A.6(a) of Article III of the Certificate (including in such calculation any outstanding Restricted Shares held by such holders), the Corporation shall use commercially reasonable efforts to, at any time after the Corporation has registered any shares of Common Stock under the Securities Act, file an Exchange Act Registration Statement relating to any class of equity securities of the Corporation then held by the Preferred Stockholders or issuable upon conversion or exercise of any class of debt or equity securities or warrants or options of the Corporation then held by the Preferred Stockholders, whether or not the class of equity securities with respect to which such request is made shall be held by the number of persons that would require the filing of a registration statement under Section 12(g)(1) of the Exchange Act.

(ii) If the Corporation shall have filed an Exchange Act Registration Statement or a registration statement (including an offering circular under Regulation A promulgated under the Securities Act) pursuant to the requirements of the Securities Act, which statement shall have become effective (and in any event, at all times following the initial public offering of any of the securities of the Corporation), then the Corporation shall use commercially reasonable efforts to comply with all of the reporting requirements of the Exchange Act (whether or not it shall be required to do so) and shall comply with all other public information reporting requirements of the Commission as a condition to the availability of an exemption from the Securities Act for the sale of any of the Restricted Securities by any holder of Restricted Securities (including any such exemption pursuant to Rule 144 or Rule 144A thereof, as amended from time to time, or any successor rule thereto or otherwise). The Corporation shall cooperate with each holder of Restricted Securities in supplying such information as may be necessary for such holder of Restricted Securities to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of an exemption from the Securities Act (under Rule 144 or Rule 144A thereunder or otherwise) for the sale of any of the Restricted Securities by any holder of Restricted Securities.

(f) Access to Records. The Corporation shall afford to each of the Preferred Stockholders and such Preferred Stockholder’s employees, counsel and other authorized representatives, free and full access, at all reasonable times and for reasonable periods of time, to all of the books, records and properties of the Corporation and to all officers and employees of the Corporation.

(g) Financial Reports. Until such time that the Corporation has a class of its equity securities registered under the Exchange Act and is required to file reports thereunder pursuant to Sections 13 or 15(d) of the Exchange Act, except with respect to the obligation set forth in Section 2(g)(v)(A) hereof that shall survive such time, the Corporation shall furnish each of the Preferred Stockholders with the financial information described below (unless any such requirements are waived by the Preferred Stockholders).

(i) Within 30 days after the last day of each month (the “Target Month”) (or such other calendar period as is approved by the Board), Target Month financial statements, including a balance sheet as of the last date of such Target Month, a statement of income (or monthly operating expenses) for such month, together with a cumulative statement of income from the first day of the current year to the last day of such month, which statements shall be prepared from the books and records of the Corporation, a cash flow analysis, together with cumulative cash flow analyses from the first day of the current year to the last day of such month, and a comparison between the actual monthly operating expenses and the projected figures for such month and the comparable figures for the prior year, subject to the provisions of Section 2(c)(i) hereof.

(ii) Within 45 days after the end of each quarterly accounting period, unaudited financial statements for such quarterly accounting period, certified by the Chief Financial Officer or the Treasurer of the Corporation, as presenting fairly the financial condition and results of operations of the Corporation and as having been prepared on a basis consistent with the accounting principles reflected in the Corporation’s annual audited financial statements, accompanied by a report, signed by the Chief Financial Officer or the

Treasurer of the Corporation, summarizing the operating and financial highlights of the Corporation for such quarterly accounting period, which report shall include (A) a comparison between the actual quarterly operating and financial results, the Budget (as defined in Section 2(h) hereof) and the results of the similar quarterly accounting period for the prior fiscal year of the Corporation, together with an explanation of material variances from the Budget and such similar quarterly accounting period, as the case may be, and (B) a narrative analysis of operations and trends in the business of the Corporation during such quarterly accounting period.

(iii) Within 120 days after the end of each fiscal year of the Corporation, audited financial statements of the Corporation, which statements shall include an income statement and a statement of cash flow for such fiscal year and a balance sheet as of the last day thereof, each prepared in accordance with generally accepted accounting principles consistently applied, and accompanied by the report of such independent certified public accountants as shall have been approved by the Board.

(iv) If for any period the Corporation shall have any subsidiary or subsidiaries whose accounts are consolidated with those of the Corporation, then the financial statements delivered for such period pursuant to Sections 2(g)(i), (ii) and (iii) hereof shall be the consolidated and consolidating financial statements of the Corporation for all such consolidated subsidiaries.

(v) Promptly upon becoming available:

(A) copies of all financial statements, reports, press releases, notices, proxy statements and other documents sent by the Corporation to its Stockholders or released to the public and copies of all regular and periodic reports, if any, filed by the Corporation with the Commission or any securities exchange or self-regulatory organization; and

(B) any other financial or other information available to management of the Corporation that any of the Preferred Stockholders shall have reasonably requested on a timely basis.

(h) Budget and Operating Forecast. The Corporation shall prepare and submit to the Board and each of the Preferred Stockholders an operating plan with monthly and quarterly breakdowns (the “Budget”) for each fiscal year at least 30 days prior to the beginning of each fiscal year of the Corporation. The Budget shall be deemed accepted as the Budget for such fiscal year only when it has been approved by the Board (including a majority of the Series A Directors). The Budget shall be reviewed by the Corporation periodically, and all changes therein, and all material deviations therefrom, shall be reviewed by the Board on at least a quarterly basis. The obligation of the Corporation to furnish the Budget shall terminate upon the consummation of a Qualified Public Offering.

(i) System of Accounting. The Corporation shall maintain, and cause each of its subsidiaries, when and if any shall exist, to maintain, its books of accounts, related records and system of accounting in accordance with good business practices and generally accepted accounting principles, and shall cause the matters contained therein to be appropriately and accurately reflected in the financial reports (which shall be prepared in accordance with generally accepted accounting principles) furnished pursuant hereto.

(j) Restriction on Transfer Rights; Confidentiality. The rights granted to each of the Preferred Stockholders pursuant to Sections 2(f) through 2(h) hereof (the “Financial Information Rights”) shall not be transferred or assigned by any Preferred Stockholder to, and shall not inure to the benefit of, any successor, transferee or assignee of any Preferred Stockholder or member of the Preferred Stockholder’s Group that, in each case, is engaged in any business directly competitive with the Corporation.

(k) Confidentiality and Non-Competition Agreements for Key Employees. The Corporation shall cause each person who is presently an employee of or a consultant or independent contractor to the Corporation or who becomes an employee of or a consultant to the Corporation subsequent to the date hereof and who shall have or be proposed to have access to confidential or proprietary information of the Corporation to execute a confidentiality and non-competition agreement in form and substance attached hereto as Exhibit A or B or otherwise approved by the Board prior to the commencement of such person’s employment by the Corporation in such capacity.

(l) Stock Restriction Agreement for Directors, Officers, Employees and Consultants Who Are or Become Stockholders. The Corporation shall cause each of its directors, officers, employees, consultants or independent contractors who own any shares of capital stock of the Corporation representing greater than one percent (1%) of the total outstanding capital stock of the Corporation, or any options, warrants or other rights to purchase any shares of such capital stock, or who may own in the future any such shares, or options, warrants or other rights to purchase such shares, to execute a stock restriction agreement in the form approved by the Board (including a majority of the Series A Directors) prior, and as a condition, to the acquisition of such shares, or options, warrants or rights, by such person.

(m) Marketing and Promotional Material. Each of the Preferred Stockholders will have the right to review and approve, in advance of publication, distribution or dissemination, any reference to such Preferred Stockholder or any entity affiliated with such Preferred Stockholder (other than the Corporation), contained in any document, instrument, report or filing or in any advertising, marketing, promotional and similar materials.

(n) Environmental Matters. The Corporation shall promptly advise the Preferred Stockholders in writing of any pending or threatened claim, demand or action by any governmental authority or third party relating to any Hazardous Materials affecting the Property of which it has knowledge. The Corporation shall not discharge, place, release, spill or dispose of any Hazardous Materials or any other pollutants or effluents upon the Property or elsewhere (including, but not limited to, underground injection of such substances), and the Corporation shall not discharge into the air any emission that would require a permit under the Clean Air Act or its state counterparts or any other Environmental Laws, except (x) if the Corporation had obtained such a permit or (y) in compliance with the Environmental Laws. The Stockholders of the Corporation shall have no control over, or authority with respect to, the waste disposal operations of the Corporation. The Corporation hereby indemnifies, defends and holds harmless the Preferred Stockholders from and against any and all manner of actions, causes of action, suits, debts, accounts, controversies, judgments, claims, demands, losses or liabilities of any nature (including reasonable attorneys’ fees) directly or indirectly arising out of or attributable to (i) any misrepresentation or breach of the representations and covenants set forth in Section 5.17 of the Stock Purchase Agreement or (ii) the use, generation, storage, release, threatened release, discharge, disposal or presence of Hazardous Materials on, under or about the Property by any person during the period that the Corporation was the legal or equitable owner of the Property or that occurred prior to such time and was otherwise actually known by, or should have been known by, the Corporation. The obligation of the Corporation to indemnify the Preferred Stockholders shall specifically cover and include, without limitation, all fines and penalties imposed by federal, state or local authorities, costs of removing or neutralizing the Hazardous Materials, injury to the property adjoining the Property, injury to persons living or working on or about the Property or adjoining or otherwise affecting property, and all other indirect or consequential damages incurred by the Preferred Stockholders.

(o) Material Changes and Litigation. The Corporation shall promptly notify the Preferred Stockholders of any material adverse change in the business, operations, conditions or prospects of the Corporation taken as a whole and of any litigation or governmental proceeding or investigation brought or, to the best of the Corporation’s knowledge, threatened against the Corporation or any Common Stockholder, officer, director, key employee or principal stockholder of the Corporation that, if adversely determined, would have a material adverse effect on the business, prospects, assets or condition (financial or otherwise) of the Corporation.

(p) Insurance. The Corporation shall (i) maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is customarily carried by similarly situated companies engaged in similar businesses and owning similar properties in the same general areas in which the Corporation operates, but in any event in amounts sufficient to prevent the Corporation from becoming a co-insurer, and (ii) maintain Directors and Officers liability insurance coverage in form and amounts reasonably acceptable to the Board and customary in the industry, which coverage names each of the Corporation’s officers and directors as named insureds thereon.

(q) Preservation of Corporate Existence. The Corporation shall preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership or lease of its properties.

(r) Compliance with Laws. The Corporation shall comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, where noncompliance would have a material adverse effect on the business, operations, affairs, or financial condition of the Corporation. The Corporation shall not (and shall not permit any of its subsidiaries or affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to) promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any Non-U.S. Official (as (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Corporation further represents that it shall (and shall cause each of its subsidiaries and affiliates to) cease all of its or their respective activities, as well as remediate any actions taken by the Corporation, its subsidiaries or affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Corporation shall promptly notify each Preferred Stockholder if the Corporation becomes aware of any enforcement action pursuant to such laws. The Corporation shall, and shall cause any direct or indirect subsidiary or entity controlled by it, whether now in existence or formed in the future, to comply with the FCPA.

(s) Duration of Section. This Section 2 and the rights and obligations of the parties hereunder (other than rights and obligations set forth in Sections 2(e), (m) and (n) hereof and this Section 2(s)), shall automatically terminate upon the earlier to occur of (i) the consummation of a Qualified Public Offering and (ii) the time at which the Preferred Stockholders no longer hold any shares of Preferred Stock or Common Stock issued upon conversion of such Preferred Stock.

(t) Capitalization; Additional Purchases. The authorized capital stock of the Corporation immediately after the filing of the Restated Certificate (as defined in the Stock Purchase Agreement) with the secretary of state of the State of Delaware and prior to the Closing (as defined in the Stock Purchase Agreement) shall be as set forth on Schedule 3 attached hereto.

(u) Right to Conduct Activities. The Corporation hereby agrees and acknowledges that each of the Preferred Stockholders (together with their respective affiliates) is a professional investment fund, or a venture investment arm of its affiliates, and invests in numerous portfolio companies and has affiliates, some of which may be deemed competitive with the Corporation’s business (as currently conducted or as currently propose to be conducted). The Corporation hereby agrees that, to the extent permitted under applicable law, none of the Preferred Stockholders shall be liable to the Corporation for any claim arising out of, or based upon, (i) the investment by such Preferred Stockholder in any entity competitive with the Corporation or the activities of such Preferred Stockholder’s Affiliates, or (ii) actions taken by any partner, officer or other representative of the Preferred Stockholder to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Corporation; provided, however, that the foregoing shall not relieve (x) any of the Preferred Stockholders from liability associated with the unauthorized disclosure of the Corporation’s confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Corporation from any liability associated with his or her fiduciary duties to the Corporation.

3. Transfer of Securities.

(a) Restriction on Transfer. The Restricted Securities shall not be transferable, except upon the conditions specified in this Section 3, which conditions are intended solely to ensure compliance with the provisions of the Securities Act in respect of the Transfer thereof.

(b) Restrictive Legend. Each certificate evidencing any Restricted Securities and each certificate evidencing any such securities issued to subsequent transferees of any Restricted Securities shall (unless otherwise permitted by the provisions of Section 3(c) or 3(j) hereof) be stamped or otherwise imprinted with legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW. THE SECURITIES MAY NOT BE PLEDGED, HYPOTHECATED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAW OR AN EXEMPTION THEREFROM UNDER SUCH ACT OR LAW. ADDITIONALLY, THE TRANSFER OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE STOCKHOLDERS’ AGREEMENT DATED SEPTEMBER 1, 2015, AS AMENDED AND IN EFFECT FROM TIME TO TIME, AMONG PROTEOSTASIS THERAPEUTICS, INC., AND CERTAIN OTHER SIGNATORIES THERETO, AND NO TRANSFER OF SUCH SECURITIES SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF PROTEOSTASIS THERAPEUTICS, INC.

(c) Notice of Transfer. By acceptance of any Restricted Securities, the holder thereof agrees to give prior written notice to the Corporation of such holder’s intention to effect any Transfer and to comply in all other respects with the provisions of this Section 3(c). Each such notice shall describe the manner and circumstances of the proposed Transfer and shall be accompanied by (i) the written opinion of counsel for the holder of such Restricted Securities, or, at such holder’s option, a representation letter of such holder, addressed to the Corporation (which opinion of counsel, or representation letter, as the case may be, shall be reasonably acceptable to the Corporation), as to whether, in the case of a written opinion, in the opinion of such counsel, such proposed Transfer involves a transaction requiring registration of such Restricted Securities under the Securities Act and applicable state securities laws or an exemption thereunder is available, or, in the case of a representation letter, such letter sets forth a factual basis for concluding that such proposed transfer involves a transaction requiring registration of such Restricted Securities under the Securities Act and applicable State securities laws or that an exemption thereunder is available, or (ii) if such registration is required and if the provisions of Section 3(d) hereof are applicable, a written request addressed to the Corporation by the holder of such Restricted Securities, describing in detail the proposed method of disposition and requesting the Corporation to effect the registration of such Restricted Securities pursuant to the terms and provisions of Section 3(d) hereof; provided, however, that (x) in the case of a Transfer by a holder to a member of such holder’s Group, no such opinion of counsel or representation letter of the holder shall be necessary, provided that the transferee agrees in writing to be subject to Sections 3(a), (b), (c), (i), (j), (k) and (l) hereof to the same extent as if such transferee were originally a signatory hereto, and (y) in the case of any holder of Restricted Securities that is a partnership, no such opinion of counsel or representation letter of the holder shall be necessary for a Transfer by such holder to a partner of such holder, or a retired partner of such holder who retires after the date hereof, or the estate of any such partner or retired partner if, with respect to such Transfer by a partnership, (1) such Transfer is made in accordance with the partnership agreement of such partnership and (2) the transferee agrees in writing to be subject to the terms of Sections 3(a), (b), (c), (i), (j), (k) and (l) hereof to the same extent as if such transferee were originally a signatory hereto. If in such opinion of counsel or as reasonably concluded from the facts set forth in the representation letter of the holder (which opinion of counsel, or representation letter, as the case may be, shall be reasonably acceptable to the Corporation), the proposed Transfer may be effected without registration under the Securities Act and any applicable state securities laws or “blue sky” laws, then the holder of Restricted Securities shall thereupon be entitled to effect such Transfer in accordance with the terms of the notice delivered by it to the Corporation. Each certificate or other instrument evidencing the securities issued upon such Transfer (and each certificate or other instrument evidencing any such securities not Transferred) shall bear the legend set forth in Section 3(b) hereof unless (i) in such opinion of company counsel or as can be concluded from the representation letter of such holder by company counsel (which opinion and counsel or representation letter shall be reasonably acceptable to the Corporation) the registration of future Transfers is not required by the applicable provisions of the Securities Act and state securities laws or (ii) the Corporation shall have waived the requirement of such legend; provided, however, that such legend shall not be required on any certificate or other instrument evidencing the securities issued upon such Transfer in the event such Transfer shall be made in compliance with the requirements of Rule 144 (as amended from time to time, or any similar or successor rule) promulgated under the Securities Act. The holder of Restricted Securities shall not effect any Transfer until such opinion of counsel or representation letter of such holder has been given to and accepted by the Corporation (unless waived by the Corporation) or until registration of the Restricted Securities involved in the above-mentioned request has become effective under the Securities Act. In the event that an opinion of counsel is required by the registrar or transfer agent of the Corporation to effect a transfer of Restricted Securities in the future, the Corporation shall seek and obtain such opinion from its counsel, and the holder of such Restricted Securities shall provide such reasonable assistance as is requested by the Corporation (other than the furnishing of an opinion of counsel) to satisfy the requirements of the registrar or transfer agent to effectuate such transfer.

(d) Required Registration. At any time following the date that is the earlier of (i) the fifth anniversary of the date hereof and (ii) six months following the closing of a Qualified Public Offering, if the Corporation shall be requested by holders of at least two-thirds of the combined voting power of the outstanding Restricted Securities (based on the underlying Common Stock for which the Restricted Securities are convertible or exercisable) to effect the registration on Form S-1 under the Securities Act of at least 30% of the outstanding Restricted Shares or such lesser amount of Restricted Shares if the anticipated aggregate offering price would exceed $2,000,000, then the Corporation shall promptly give written notice of such proposed registration to all holders of Restricted Securities, and thereupon the Corporation shall promptly use its best efforts to effect the registration on Form S-1 under the Securities Act of the Restricted Shares that the Corporation has been requested to register for disposition as described in the request of such holders of Restricted Securities and in any response received from any of the holders of Restricted Securities within 30 days after the giving of the written notice by the Corporation; provided, however, that the Corporation shall not be obligated to effect any registration under the Securities Act except in accordance with the following provisions and Section 3(f) hereof.

(i) Subject to Section 3(f) hereof, the Corporation shall not be obligated to file and cause to become effective more than two registration statements in which Restricted Shares are registered under the Securities Act pursuant to this Section 3(d), if all of the Restricted Shares offered pursuant to such registration statements are sold thereunder upon the price and terms offered or if registration on a Form S-3 is available. Notwithstanding anything in this Section 3 to the contrary, if the Corporation shall furnish to the holders of Restricted Securities who request registration hereunder a certificate signed by the President or Chief Executive Officer of the Corporation stating that the Board has made the good-faith determination that (i) use or continued use by the holders of the registration statement filed by the Corporation pursuant to this Section 3 for purposes of effecting offers or sales of Restricted Securities pursuant hereto would require, under the Securities Act and the rules and regulations promulgated thereunder, premature disclosure in the registration statement (or the prospectus relating thereto) of material, nonpublic information concerning the Corporation, (ii) such premature disclosure would be materially adverse to the Corporation, its business or prospects or any such proposed material transaction would make the successful consummation by the Corporation of any such material transaction significantly less likely and (iii) it is therefore essential to delay or suspend the use by the holders of such registration statement (and the prospectus relating thereto) for purposes of effecting offers or sales of Restricted Securities pursuant thereto, then the right of the holders to use such registration statement (and the prospectus relating thereto) for purposes of effecting offers or sales of Restricted Securities pursuant thereto shall be delayed and/or suspended for a period (the “Suspension Period”) of not more than 90 days after delivery by the Corporation of the certificate referred to above in this Section 3(d)(i). During the Suspension Period, the Corporation shall not be obligated to file any registration statement and/or the holders shall not offer or sell any Restricted Securities pursuant to or in reliance upon such registration statement (or the prospectus relating thereto). The Corporation agrees that, as promptly as practicable after the consummation, abandonment or public disclosure of the event or transaction that caused the Corporation to delay or suspend the use of the registration statement (and the prospectus relating thereto), the Corporation will provide the holders with revised prospectuses, if required, and will notify the Preferred Stockholders of their ability to effect offers or sales of Registrable Shares pursuant to or in reliance upon such registration statement. The Corporation shall not deliver a certificate causing a Suspension Period more than twice in any twelve (12) month period; provided, however, that the Suspension Period shall not exceed ninety (90) days in the aggregate in any twelve (12) month period.

(ii) Notwithstanding the foregoing, the Corporation may include in each such registration requested pursuant to this Section 3(d) any authorized but unissued shares of Common Stock (or authorized treasury shares) for sale by the Corporation or any issued and outstanding shares of Common Stock for sale by others; provided, however, that, if the number of shares of Common Stock so included pursuant to this clause (ii) exceeds the number of Restricted Shares requested by the holders of Restricted Shares requesting such registration, then such registration shall be deemed to be a registration in accordance with and pursuant to Section 3(e) hereof; and provided further, however, that the inclusion of such previously authorized but unissued shares by the Corporation or issued and outstanding shares of Common Stock by others in such registration does not adversely affect, in the sole opinion of the holders of Restricted Securities requesting such registration, the ability of the holders of Restricted Securities requesting such registration to market the entire number of Restricted Shares requested by them.

(e) Piggyback Registration.

(i) Each time that the Corporation proposes for any reason to register any of its securities under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or similar or successor forms (collectively, “Excluded Forms”), the Corporation shall promptly give written notice of such proposed registration to all holders of Restricted Securities, which notice shall offer such holders the right to request inclusion of any Restricted Shares or Common Stock Shares in the proposed registration.

(ii) Each holder of Restricted Securities shall have 30 days from the receipt of such notice to deliver to the Corporation a written request specifying the number of Restricted Shares such holder intends to sell and the holder’s intended method of disposition.

(iii) In the event that the proposed registration by the Corporation is, in whole or in part, an underwritten public offering of securities of the Corporation, any request under Section 3(e)(ii) hereof may specify that such Restricted Shares be included in the underwriting (A) on the same terms and conditions as the shares of Common Stock, if any, otherwise being sold through underwriters under such registration or (B) on terms and conditions comparable to those normally applicable to offerings of common stock in reasonably similar circumstances in the event that no shares of Common Stock other than Restricted Shares are being sold through underwriters under such registration.

(iv) Upon receipt of a written request pursuant to Section 3(e)(ii) hereof, the Corporation shall promptly use its best efforts to cause all such Restricted Shares to be registered under the Securities Act, to the extent required to permit sale or disposition as set forth in the written request.

(v) Notwithstanding the foregoing, if the managing underwriter of any such proposed registration determines and advises in writing that the inclusion of all Restricted Shares proposed to be included in the underwritten public offering, together with any other issued and outstanding shares of Common Stock proposed to be included therein by holders other than the holders of Restricted Securities (such other shares hereinafter collectively referred to as the “Other Shares”), would interfere with the successful marketing of the Corporation’s securities, then the total number of such securities proposed to be included in such underwritten public offering shall be reduced, (A) first, by the shares requested to be included in such registration by the holders of Other Shares and (B) second, if necessary, (I) one-half by the securities proposed to be issued by the Corporation and (II) one-half by the Restricted Shares proposed to be included in such registration by the holders thereof, on a pro rata basis, based upon the number of Restricted Shares sought to be registered by each such holder; provided, however, that, except where such proposed underwritten public offering is a Qualified Public Offering, in each of the foregoing cases, holders of Restricted Securities shall be entitled to include, on a pro rata basis, an aggregate of such Restricted Shares equal to at least fifty percent (50%) of the total number of securities registered in such proposed underwritten public offering. The shares of Common Stock that are excluded from the underwritten public offering pursuant to the preceding sentence shall be withheld from the market by the holders thereof for a period, not to exceed 180 days from the closing of such underwritten public offering, that the managing underwriter reasonably determines as necessary in order to effect such underwritten public offering.

(f) Registrations on Form S-3. At such time as the Corporation shall have qualified for the use of Form S-3 (or any successor form promulgated under the Securities Act), each holder of Restricted Securities shall have the right to request in writing an unlimited number of registrations on Form S-3; provided that (x) the aggregate offering price shall be not less than $1,000,000 and (y) the Corporation shall not be required to effect more than two (2) such registrations in any 12-month period pursuant to this Section 3(f). Each such request by a holder shall (i) specify the number of Restricted Shares that the holder intends to sell or dispose of and (ii) state the intended method by which the holder intends to sell or dispose of such Restricted Shares. Upon receipt of a request pursuant to this Section 3(f), the Corporation shall (x) within ten (10) days after the date such request is given by the requesting holder, give notice thereof to all other holders of Restricted Securities and (y) use its best efforts to effect such registration or registrations on Form S-3.

(g) Preparation and Filing. If and whenever the Corporation is under an obligation pursuant to the provision of this Section 3 to use its best efforts to effect the registration of any Restricted Shares, the Corporation shall, as expeditiously as practicable:

(i) prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective in accordance with Section 3(g)(ii) hereof;

(ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective until the earlier of (A) the sale of all Restricted Shares covered thereby and (B) nine months, and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all Restricted Shares covered by such registration statement;

(iii) furnish to each holder whose Restricted Shares are being registered pursuant to this Section 3 such number of copies of any summary prospectus or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as such holder may reasonably request in order to facilitate the public sale or other disposition of such Restricted Shares;

(iv) use its best efforts to register or qualify the Restricted Shares covered by such registration statement under the securities or blue sky laws of such jurisdictions as each holder whose Restricted Shares are being registered pursuant to this Section 3 shall reasonably request and do any and all other acts or things that may be necessary or advisable to enable such holder to consummate the public sale or other disposition in such jurisdictions of such Restricted Shares; provided, however, that the

Corporation shall not be required to consent to general service of process for all purposes in any jurisdiction where it is not then subject to process, qualify to do business as a foreign corporation where it would not be otherwise required to qualify or submit to liability for state or local taxes where it is not otherwise liable for such taxes;

(v) at any time when a prospectus covered by such registration statement and relating thereto is required to be delivered under the Securities Act within the appropriate period mentioned in Section 3(g)(ii) hereof, notify each holder whose Restricted Shares are being registered pursuant to this Section 3 of the happening of any event as a result of which the prospectus included in such registration, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and, at the request of such holder, prepare, file and furnish to such holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(vi) if the Corporation has delivered preliminary or final prospectuses to the holders of Restricted Shares that are being registered pursuant to this Section 3 and after having done so the prospectus is amended to comply with the requirements of the Securities Act, the Corporation shall promptly notify such holders and, if requested, such holders shall immediately cease making offers of Restricted Shares and return all prospectuses to the Corporation. The Corporation shall promptly provide such holders with revised prospectuses and, following receipt of the revised prospectuses, such holders shall be free to resume making offers of the Restricted Shares; and

(vii) furnish, at the request of any holder whose Restricted Shares are being registered pursuant to this Section 3, on the date that such Restricted Shares are delivered to the underwriters for sale in connection with a registration pursuant to this Section 3, if such securities are being sold through underwriters, or, on the date that the registration statement with respect to such securities becomes effective, if such securities are not being sold through underwriters, (A) an opinion, dated such date, of the counsel representing the Corporation for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and addressed to the underwriters, if any, and to the holder or holders making such request, and (B) a letter dated such date, from the independent certified public accountants of the Corporation, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the holder or holders making such request.

(h) Expenses. The Corporation shall pay all expenses incurred by the Corporation in complying with this Section 3, including, without limitation, all registration and filing fees (including all expenses incident to filing with the National Association of Securities Dealers, Inc.), fees and expenses of complying with the securities and blue sky laws of all such jurisdictions in which Restricted Shares are proposed to be offered and sold, printing expenses and fees and disbursements of counsel (including, with respect to each registration effected pursuant to Section 3(d), (e) or (f) hereof, the fees and disbursements of one special counsel for the holders of Restricted Shares that are being registered pursuant to this Section 3, up to a maximum of $25,000 per registration); provided, however, that all underwriting discounts and selling commissions applicable to the Restricted Shares covered by registrations effected pursuant to Section 3(d), 3(e) or 3(f) hereof shall be borne by the seller or sellers thereof, in proportion to the number of Restricted Shares sold by each such seller or sellers.

(i) Indemnification.

(i) In the event of any registration of any Restricted Shares under the Securities Act pursuant to this Section 3 or registration or qualification of any Restricted Shares pursuant to Section 3(g)(iv) hereof, the Corporation shall indemnify and hold harmless the seller of such shares, each underwriter of such shares, if any, each broker or any other person acting on behalf of such seller and each other person, if any, who controls (within the meaning of the Securities Act, the Exchange Act or any state securities or blue-sky laws) any of the foregoing persons against any losses, claims, damages or liabilities, joint or several, to which any of the foregoing persons may become subject under the Securities Act, the Exchange Act or any state securities or blue-sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement under which such Restricted Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or any document incident to registration or qualification of any Restricted Shares pursuant to Section 3(g)(iv) hereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any prospectus, necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or any violation by the Corporation of the Securities Act, the Exchange Act or any state securities or blue sky laws applicable to the Corporation and relating to action or inaction required of the Corporation in connection with such registration or qualification under the Securities Act, the Exchange Act or such state securities or blue-sky laws. The Corporation shall reimburse on demand such seller, underwriter, broker or other person acting on behalf of such seller and each such controlling person for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Corporation shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in said registration statement, preliminary or final prospectus or amendment or supplement thereto or any document incident to registration or qualification of any Restricted Shares pursuant to Section 3(g) hereof, in reliance upon and in conformity with written information furnished to the Corporation by such seller, underwriter, broker, other person or controlling person specifically for use in the preparation thereof.

(ii) Before Restricted Shares held by any prospective seller shall be included in any registration pursuant to this Section 3, such prospective seller and any underwriter acting on its behalf shall have agreed to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 3(i)(i) hereof) the Corporation, each director of the Corporation, each officer of the Corporation who signs such registration statement and any person who controls the Corporation within the meaning of the Securities Act, with respect to any untrue statement or omission from such registration statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, if such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Corporation through an instrument duly executed by such seller or such underwriter specifically for use in the preparation of such registration statement, preliminary prospectus, final prospectus or amendment or supplement; provided, however, that the maximum amount of liability in respect of such indemnification shall be limited, in the case of each prospective seller, to an amount equal to the net proceeds actually received by such prospective seller from the sale of Restricted Shares effected pursuant to such registration.

(iii) Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in Section 3(i)(i) or (ii) hereof, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 3(i), give written notice to the latter of the commencement of such action. In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and, after notice to such indemnified party from the indemnifying party of its election to assume the defense thereof, the indemnifying party shall be responsible for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof; provided, however, that, if any indemnified party shall have reasonably concluded that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this Section 3(i), the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, and such indemnifying party shall reimburse such indemnified party and any person controlling such indemnified party for the fees and expenses of counsel retained by the indemnified party that are reasonably related to the matters covered by the indemnity agreement provided in this Section 3(i). The indemnifying party shall not make any settlement of any claims indemnified against hereunder without the written consent of the indemnified party or parties, which consent shall not be unreasonably withheld.

(iv) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (A) any holder of Restricted Shares exercising rights hereunder, or any controlling person of any such holder, makes a claim for indemnification pursuant to this Section 3(i), but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 3(i) provides for indemnification in such case, or (B) contribution under the Securities Act may be required on the part of any such holder or any such controlling person in circumstances for which indemnification is provided under this Section 3(i), then, in each such case, the Corporation and such holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject as is appropriate to reflect the relative fault of the Corporation and such holder in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, it being understood that the parties acknowledge that the overriding equitable consideration to be given effect in connection with this provision is the ability of one party or the other to correct the statement or omission that resulted in such losses, claims, damages or liabilities, and that it would not be just and equitable if contribution pursuant hereto were to be determined by pro rata allocation or by any other method of allocation that does not take into consideration the foregoing equitable considerations. Notwithstanding the foregoing, (x) no such holder will be required to contribute any amount in excess of the proceeds to it of all Restricted Shares sold by it pursuant to such registration statement and (y) no person or entity guilty of fraudulent misrepresentation, within the meaning of Section 11(f) of the Securities Act, shall be entitled to contribution from any person or entity who is not guilty of such fraudulent misrepresentation.

(v) Notwithstanding any of the foregoing, if, in connection with an underwritten public offering of any Restricted Shares, the Corporation, the holders of such Restricted Shares and the underwriters enter into an underwriting or purchase agreement relating to such offering that contains provisions covering indemnification among the parties, then the indemnification provision of this Section 3(i) shall be deemed inoperative for purposes of such offering.

(j) Removal of Legends, etc. Notwithstanding the foregoing provisions of this Section 3, the restrictions imposed by this Section 3 upon the transferability of any Restricted Securities shall cease and terminate when (i) any such Restricted Securities are sold or otherwise disposed of in accordance with the intended method of disposition by the seller or sellers thereof set forth in a registration statement or such other method contemplated by Section 3(c) hereof that does not require that the securities transferred bear the legend set forth in Section 3(b) hereof, including a Transfer pursuant to Rule 144 or a successor rule thereof (as amended from time to time), or (ii) the holder of Restricted Securities has met the requirements for transfer of such Restricted Securities pursuant to Rule 144(b)(1) or a successor rule thereof (as amended from time to time) promulgated by the Commission under the Securities Act. Whenever the restrictions imposed by this Section 3 have terminated, a holder of a certificate for Restricted Securities as to which such restrictions have terminated shall be entitled to receive from the Corporation, without expense, a new certificate not bearing the restrictive legend set forth in Section 3(b) hereof and not containing any other reference to the restrictions imposed by this Section 3.

(k) Lockup. Each holder of Restricted Securities and each Common Stockholder hereby agrees that, at the written request of any managing underwriter of an underwritten initial public offering that is a Qualified Public Offering of securities of the Corporation, each such holder and Common Stockholder shall not, without the prior written consent of such managing underwriter, sell, assign, transfer, make a short sale of, loan, grant any option for the purchase of, pledge, hypothecate, encumber or otherwise convey or dispose of, or exercise registration rights with respect to any securities for such period of time, not to exceed 180 days after the closing of such underwritten initial public offering, as the Corporation or such managing underwriter shall request. Without limiting the generality of the foregoing provisions of this Section 3(k) in connection with any Qualified Public Offering of securities of the

Corporation, no holder of Restricted Securities or Common Stockholder shall be obligated to enter into any lock-up agreement requested by the managing underwriter unless all other stockholders, directors and executive officers of the Corporation are being required to enter into a lock-up agreement with similar, or more restrictive, terms.

(l) Assignment of Registration Rights. The rights of the holders of Restricted Securities under this Section 3 may be assigned (but only with all related obligations) by a holder of Restricted Securities to a transferee or assignee of such securities who, after such assignment or transfer, (i) holds at least 1,000,000 shares of Restricted Securities (subject to proportionate adjustment in the event of any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting Restricted Securities and occurring after the date hereof), (ii) holds, together with the affiliates of such transferee or assignee, all of the Restricted Securities held by the transferring holder immediately prior to such transfer or (iii) who is an affiliate, partner or member of such holder including, without limitation, with respect to any holder that is a Preferred Stockholder, any member of such Preferred Stockholder’s Group; provided that the Corporation is furnished with written notice of the name and address of such transferee or assignee and the securities with respect to such assignment shall be effective only if (x) immediately following such transfer the further disposition of such Restricted Securities by the transferee or assignee is restricted under the Securities Act and (y) unless the transferee or assignee is a member of a Group, such transferee or assignee shall acknowledge in writing that the transferred or assigned Restricted Securities shall remain subject hereto. For the purposes of determining the number of shares of Restricted Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Restricted Securities by gift, will or intestate succession) shall be aggregated together and with the partnership.

(m) Bring-Along Rights.

(i) If, by vote or written consent, (A) the Board and (B) the holders of at least two-thirds of the then-outstanding shares of Preferred Stock, calculated in accordance with Section A.6(a) of Article III of the Certificate (including in such calculation any outstanding Restricted Shares held by such holders) (the “Approving Preferred Stockholders”), approve a change of control of the Corporation pursuant to which any bona fide unaffiliated third party proposes to acquire all or substantially all of the assets or two-thirds or more of the then-outstanding capital stock of the Corporation, whether by purchase, merger, consolidation, share exchange, sale of assets, exclusive license or otherwise (an “Approved Sale”), the Approving Preferred Stockholders shall provide all other holders of Preferred Stock who are not Approving Preferred Stockholders and each Common Stockholder (collectively, the “Remaining Stockholders”) at least 15 days’ advance notice of such Approved Sale, which notice shall include a reasonably detailed description of the Approved Sale, including the proposed time and place of closing, the consideration to be received by the Remaining Stockholders, and any other material terms. The Remaining Stockholders shall consent to, vote for and raise no objections to the Approved Sale, and (x) the Remaining Stockholders shall waive any dissenters rights, appraisal rights or similar rights, if any, in connection with such merger, consolidation or asset sale or (y) if the Approved Sale is structured as a sale of the stock of the Corporation, the Remaining Stockholders shall agree to sell all of their shares of capital stock on the terms and conditions approved by the Approving Preferred Stockholders to the extent consistent with the liquidation preferences as set forth in the Certificate as if such sale were a Liquidation Event thereunder. The Remaining Stockholders shall take all reasonably necessary and desirable actions requested by the Approving Preferred Stockholders in connection with the consummation of the Approved Sale, including the execution of such agreements and such instruments (collectively, the “Sale Documents”) and other actions reasonably necessary to (1) effectuate the Approved Sale, including (only in the case that a third party requires both the Corporation and all of the Approving Preferred Stockholders and the Remaining Stockholders to individually sign such Sale Documents) making such customary representations, warranties, indemnities, covenants, conditions, escrow agreements and other customary agreements relating to such Approved Sale (subject to the provisions of subsection (ii) below) and (2) effectuate the agreed-upon allocation and distribution of the aggregate consideration upon the Approved Sale.

(ii) Notwithstanding the foregoing, a Remaining Stockholder will not be required to comply with Section 3(m)(i) above in connection with any Approved Sale, unless:

(a) any representations and warranties to be made by such Remaining Stockholder in connection with such Approved Sale are limited to representations and warranties related to authority, ownership, the ability to convey title to shares owned by such Remaining Stockholder, or otherwise pertaining to such Remaining Stockholder and not the operations of the Corporation;

(b) such Remaining Stockholder (i) shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with such Approved Sale; (ii) shall only be liable jointly on a pro rata basis (in proportion to the amount of consideration paid to such Remaining Stockholder in such Approved Sale), and not jointly and severally, for the inaccuracy of any representations and warranties made by the Corporation in connection with such Approved Sale, in the case of (i) and (ii) except to the extent that funds may be paid out of an escrow established to cover breaches of representations, warranties and covenants of the Corporation and/or breaches by any Remaining Stockholder or Approving Preferred Stockholder of any representations, warranties and covenants provided by all Remaining Stockholders or Approving Preferred Stockholders; and (iii) shall not be liable for any amount in excess of the amount of consideration otherwise payable to such Remaining Stockholder in connection with such Approved Sale, except with respect to claims related to fraud or intentional breach by such Remaining Stockholder, the liability for which need not be limited as to such Remaining Stockholder; and

(c) upon the consummation of the Approved Sale (i) each holder of each class or series of the Corporation’s stock will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock; (ii)

each holder of each class or series of the Corporation’s stock will receive the same amount of consideration per share of such class or series as is received by other holders in respect of their shares of such same class or series; and (iii) the aggregate consideration receivable by Remaining Stockholders is not less than the amount that would be distributed to such Remaining Stockholders in the event the proceeds of the Approved Sale were distributed in accordance with the Certificate.

(iii) Each of the Remaining Stockholders hereby appoints the Approving Preferred Stockholder holding the largest number of shares of the Preferred Stock, for so long as the provisions of Section 3(m)(i) hereof remain in effect, as such Remaining Stockholder’s attorney and proxy with full power of substitution, to vote, and otherwise act (by written consent or otherwise) with respect to the capital stock of the Corporation owned by such Remaining Stockholder, solely on the matters and in the manner specified in Section 3(m)(i) hereof, but if and only if such Remaining Stockholder (A) fails to vote or (B) attempts to vote (whether by proxy, in person or by written consent) in a manner that is inconsistent with the provisions of such Section 3(m)(i).

(iv) THE PROXIES AND POWER OF ATTORNEY GRANTED PURSUANT TO THE ABOVE PARAGRAPH ARE IRREVOCABLE AND COUPLED WITH AN INTEREST. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of each Remaining Stockholder and any obligation of a Remaining Stockholder hereunder shall be binding upon the heirs, personal representatives and successors of such Remaining Stockholder.

(v) Each Stockholder agrees that it will not, nor will it permit any entity under its control to, deposit any of the Restricted Securities in a voting trust or subject any of the Restricted Securities to any arrangement or agreement with respect to the voting of the Restricted Securities inconsistent herewith. In addition, each Stockholder shall not transfer any of the Restricted Securities unless, as a condition precedent thereto, each transferee of such Restricted Securities shall explicitly agree to execute and deliver, and be bound by, the terms hereof, including this Section 3(m) and Section 5(a) below. Each Stockholder acknowledges that it will be impossible to measure in money the damages to the Corporation if such Stockholder fails to comply with the obligations imposed by this Section 3(m) and Section 5(a) below and that, in the event of any such failure, the Corporation will not have an adequate remedy at law or in damages. Accordingly, each Stockholder and the Corporation agree that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the Corporation has an adequate remedy at law.

4. Securities Act Registration Statements. Except for securities of the Corporation registered on Excluded Forms, the Corporation shall not file any registration statement under the Securities Act covering any securities unless it shall first have given each holder of Restricted Securities written notice thereof. The Corporation further covenants that each holder of Restricted Securities shall have the right, at any time when it may be deemed to be a controlling person of the Corporation, within the meaning of the Securities Act, to participate in the preparation of such registration statement and to request the insertion therein of material furnished to the Corporation in writing that, in such holder’s judgment, should be included. In connection with any registration statement referred to in this Section 4, the Corporation shall indemnify, to the extent permitted by law, each holder of Restricted Securities, its officers, partners and directors and each person, if any, who controls any such holder within the meaning of the Securities Act in the same manner and to the same extent as the Corporation is required to indemnify a seller of Restricted Securities in Section 3(i) hereof. If, in connection with any such registration statement, any holder of Restricted Securities shall furnish written information to the Corporation expressly for use in the registration statement, then such holder shall indemnify the Corporation, each director of the Corporation, each officer of the Corporation who signs such registration statement and each person, if any, who controls the Corporation within the meaning of the Securities Act to the same extent as a seller of Restricted Securities is required to indemnify such persons in Section 3(i) hereof.

5. Directors; Observers and Committees.

(a) Voting for Directors. At each annual meeting of the stockholders of the Corporation and at each special meeting of the stockholders of the Corporation called for the purposes of electing directors of the Corporation, and at any time at which stockholders of the Corporation shall have the right to, or shall, vote for or consent to the election of directors, then, in each such event, each Common Stockholder, each Series A Holder, each Series B Holder and each other signatory hereto shall vote all shares of voting stock of the Corporation then owned (or controlled as to voting rights) by it, him or her, whether by purchase, exercise of rights, warrants or options, stock dividends or otherwise:

(i) to fix and maintain the number of directors on the Board at no more than eleven (11);

(ii) to elect to the Board six (6) directors designated as follows:

(A) one person designated by HCV Group;

(B) one person designated by Fidelity Group;

(C) one person designated by Genzyme Corporation;

(D) one person designated by New Enterprise Associates 12, Limited Partnership;

(E) one person designated by Novartis BioVentures Ltd.; and

(F) one person designated by Elan.

each of which directors identified in this clause (ii) being the Series A Directors as defined in Section A.6(b) of Article III of the Certificate;

(iii) to elect to the Board one (1) director designated by the Principal Stockholders;

(iv) to elect to the Board one (1) director who shall be the Chief Executive Officer of the Corporation;

(v) to elect to the Board two (2) independent directors designated by a majority of other Board members, one of whom shall initially be Christopher T. Walsh.

(b) Powers. The management of the business and conduct of the affairs of the Corporation shall be vested in the Board. Without limiting the foregoing, the Corporation shall not take any of the following actions without the approval of the Board (including a majority of the Series A Directors):

(i) sell, abandon, transfer, lease or otherwise dispose of all or substantially all of the Corporation’s or any of its subsidiary’s assets or properties;

(ii) purchase, lease or otherwise acquire all or substantially all of the assets of another entity;

(iii) except as otherwise required by the Certificate, declare or pay any dividend or make any distribution shares of capital stock or securities of the Corporation (whether in cash, shares of capital stock or other securities or property);

(iv) except as otherwise required by the Certificate, make any payment (in cash or any other property) on account of the purchase, redemption or other retirement of any share of capital stock of the Corporation or any subsidiary, or distribute to Common Stockholders shares of the Corporation’s capital stock (other than Common Stock) or other securities of other entities, evidences of indebtedness issued by the Corporation or other entities, or other assets or options or rights (excluding options to purchase and rights to subscribe for shares of Common Stock or the securities of the Corporation convertible into or exchangeable for shares of Common Stock) other than the repurchase of shares of Common Stock issued pursuant to any equity incentive plan of the Corporation for terminated employees or consultants but not Common Stockholders or under a stock restriction agreement that (A) is approved by the Board (including the approval of a majority of the Series A Directors) (B) does not exceed $100,000 in the aggregate in any 12-month period and (C) is not payable when there is any default under the Corporation’s obligations pursuant to Section A.5(a) of Article III of the Certificate; or on other terms approved by the Board (including the approval of a majority of the Series A Directors);

(v) merge or consolidate with or into or permit any subsidiary to merge or consolidate with or into any other corporation or corporations or other entity or entities;

(vi) voluntarily dissolve, liquidate, wind-up or carry out any partial Liquidation (as defined in Section A.4(b) of Article III of the Certificate) or distribution or transaction in the nature of a partial Liquidation or distribution;

(vii) alter or change the designations, powers, preferences or rights of the Series A Preferred Stock of the Corporation;

(viii) amend, alter or repeal any of the provisions of the certificate of incorporation or the bylaws of the Corporation or any of its subsidiaries;

(ix) except for the issuance of capital stock or other securities constituting shares of Excluded Stock (as defined in Section A.7(d)(ii) of Article III of the Certificate), authorize, designate, reclassify, create, issue or agree to issue any equity or debt security of the Corporation or any of its subsidiaries, or any security, right, option or warrant convertible into, or exercisable or exchangeable for, shares of the capital stock of the Corporation or any capitalized lease with an equity feature with respect to the capital stock of the Corporation (except that the approval of the Series A Directors shall not be required for the issuance of Excluded Stock);

(x) adopt, approve, amend or modify (except for immaterial changes) any stock option plan, stock option agreement, restricted stock purchase agreement or stock restriction agreement entered into between the Corporation and its employees, officers, directors, consultants and/or independent contractors;

(xi) accelerate the vesting schedule or exercise date of any such options or in any such stock option agreement, restricted stock purchase agreement or stock restriction agreement or waive or modify the Corporation’s repurchase rights with respect to any shares of the Corporation’s stock issuable pursuant to any restricted stock purchase agreement, stock option agreement or stock restriction agreement;

(xii) grant any stock options with an exercise price per share that is less than the fair market value of such share on the date of such grant (as determined by the Board) or issue or sell capital stock of the Corporation pursuant to restricted stock awards or restricted stock purchase agreements at a price per share less than the fair market value of such share on the date of such issuance or sale (as determined by the Board);

(xiii) enter into any financing arrangement in excess of $50,000 including, without limitation, loan agreements, credit lines, letters of credit, capitalized leases or any capital expenditure;

(xiv) enter into any contract, agreement or license or series of related contracts, agreements or licenses in excess of $50,000, whether in a single disbursement or a series of related disbursements, or for a term in excess of 12 months;

(xv) enter into or become subject to any agreement that restricts or purports to restrict the Corporation from engaging or otherwise competing in any material aspect of its business anywhere in the world or that otherwise limits the business in which the Corporation may engage or compete;

(xvi) take any action or enter into any other transaction outside the ordinary course of business or effect any material change in the conduct or operation of the Corporation’s business;

(xvii) participate or allow any subsidiary to participate in any line of business other than the line of business described in the Business Plan attached to the Stock Purchase Agreement;

(xviii) appoint, terminate or remove the Chief Executive Officer or President or the Chief Financial Officer, Treasurer or Vice President-Finance;

(xix) adjust the compensation of key management personnel;

(xx) make any loans or guarantees;

(xxi) sell, transfer, license or any disposition of any intellectual property rights of the Corporation;

(xxii) adopt the annual budget of the Corporation;

(xxiii) incur any indebtedness by the Corporation or any subsidiary in excess of $50,000; or

(xxiv) enter into any transactions with affiliates of the Corporation.

(c) Proxy. Each Stockholder hereby grants to the other holders of shares of Preferred Stock an irrevocable proxy, coupled with an interest, to vote, as a majority in interest of the Preferred Stock held by such other holders, all shares of voting capital stock of the Corporation held by such Stockholder (and any other shares of such stock over which he, she or it exercised voting control) and to take such other action to the extent necessary to carry out the provisions of Section 5(a), but if and only if such Stockholder (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent) in a manner that is inconsistent with the provisions of Section 5(a). THE PROXIES AND POWER OF ATTORNEY GRANTED PURSUANT TO THIS PARAGRAPH ARE IRREVOCABLE AND COUPLED WITH AN INTEREST.

(d) Cooperation of the Corporation. The Corporation shall use its best efforts to effectuate the purposes of this Section 5, including promoting the adoption of any necessary amendment of the bylaws of the Corporation and the Certificate.

(e) Notices. The Corporation shall provide the Preferred Stockholders with at least 20 days’ prior notice in writing of any intended mailing of notice to the Preferred Stockholders of the Corporation for a meeting at which directors are to be elected, and such notice shall include the names of the persons designated by the Corporation pursuant to this Section 5. Each Preferred Stockholder with board-member-designation rights pursuant to Section 5(a)(ii) hereof shall notify the Corporation in writing at least three days prior to such mailing of the persons designated by them respectively pursuant to Section A.6(b) of Article III of the Certificate and Section 5(a)(ii) hereof as nominees for election to the Board. In the absence of any notice from such Preferred Stockholder, the director(s) then serving and previously designated by such Preferred Stockholder shall be re-nominated.

(f) Removal. Except as otherwise provided in this Section 5, no Preferred Stockholder or Common Stockholder shall vote to remove any member of the Board designated in accordance with the foregoing provisions of this Section 5 unless the party who designated such director (the “Designating Party”) shall so vote or otherwise consent, and, if the Designating Party shall so vote or otherwise consent, then the non-designating Preferred Stockholders or Common Stockholders shall likewise so vote. Any vacancy on the Board created by the resignation, removal, incapacity or death of any person designated under the foregoing provisions of this Section 5 shall be filled by another person designated by the original Designating Party. Each Preferred Stockholder and Common Stockholder shall vote all shares of voting stock of the Corporation owned or controlled by such Preferred Stockholder or Common Stockholder, respectively, in accordance with each such new designation, and no such vacancy shall be filled in the absence of a new designation by the original Designating Party.

(g) Duration of Section. This Section 5 and the rights and obligations of the parties hereunder shall automatically terminate on the consummation of a Qualified Public Offering. The rights and obligations of any Preferred Stockholder under this Section 5 other than the obligations of such Preferred Stockholder under Section 5(a) hereof shall terminate upon the date on which such Preferred Stockholder (together with all members of such Preferred Stockholder’s Group) no longer owns twenty-five percent (25%) of the shares of Preferred Stock issued to such Designating Party pursuant to the Stock Purchase Agreement, whereupon the obligations of the remaining Preferred Stockholder and the Common Stockholders to vote in favor of the designee of such Preferred Stockholder shall also terminate.

(h) “Bad Actor” Matters.

(i) Representation. Each Preferred Stockholder with the right to designate or participate in the designation of a director pursuant to this Agreement hereby represents that no Disqualification Event is applicable to such Preferred Stockholder or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Agreement, “Rule 506(d) Related Party” shall mean with respect to any Person any other Person that is a beneficial owner of such first Person’s securities for purposes of Rule 506(d) of the Securities Act.

(ii) Covenant. Each Preferred Stockholder with the right to designate or participate in the designation of a director pursuant to this Agreement hereby agrees that it shall notify the Corporation promptly in writing in the event a Disqualification Event becomes applicable to such Preferred Stockholder or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.

6. Indemnification.

(a) Indemnification of Preferred Stockholders. In the event that any Preferred Stockholder or any director, officer, employee, affiliate or agent thereof (the “Indemnitees”) becomes involved in any capacity in any action, proceeding, investigation or inquiry in connection with or arising out of any matter related to the Corporation or any Indemnitee’s role or position with the Corporation, the Corporation shall reimburse each Indemnitee for its legal and other expenses (including the cost of any investigation and preparation) as they are incurred by such Indemnitee in connection therewith; provided, however, that the Corporation shall not be obligated to indemnify any Indemnitee found by a court of final jurisdiction (i) to have acted with willful misconduct in connection with the matter, (ii) to have breached this Agreement and (iii) to have failed to comply with the law. The Corporation also agrees to indemnify each Indemnitee, pay on demand and protect, defend, save and hold harmless from and against any and all liabilities, damages, losses, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, attorneys’ fees) (any of the foregoing, a “Claim”) incurred by or asserted against any Indemnitee of whatever kind or nature, arising from, in connection with or occurring as a result hereof or the matters contemplated hereby. The foregoing agreement shall be in addition to any rights that any Indemnitee may have at common law or otherwise.

(b) Advancement of Expenses. The Corporation shall advance all expenses reasonably incurred by or on behalf of the Indemnitees in connection with any Claim or potential Claim within twenty (20) days after the receipt by the Corporation of a statement or statements from the Indemnitee requesting such advance payment or payments from time to time.

(c) No Contribution from Preferred Stock Indemnitors. The Corporation hereby acknowledges that Indemnitees have certain rights to indemnification, advancement of expenses and insurance provided by the Preferred Stockholders and certain of their affiliates (collectively, the “Preferred Stock Indemnitors”). The Corporation hereby agrees that (i) it is the indemnitor of first resort (i.e., its obligations to the Indemnitees are primary and any obligation of the Preferred Stock Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Indemnitee are secondary), (ii) it shall be required to advance the full amount of expenses incurred by any Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement and the Certificate or bylaws of the Corporation (or any other agreement between the Corporation and the Indemnitees), without regard to any rights any Indemnitee may have against the Preferred Stock Indemnitors, and (iii) it irrevocably waives, relinquishes and releases the Preferred Stock Indemnitors from any and all claims against the Preferred Stock Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that (x) no advancement or payment by the Preferred Stock Indemnitors on behalf of any Indemnitee with respect to any claim for which any Indemnitee has sought indemnification from the Corporation shall affect the foregoing and (y) the Preferred Stock Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Corporation. The Corporation and the Indemnitees agree that the Preferred Stock Indemnitors are express third-party beneficiaries of the terms of this Section 6(c).

(d) Subrogation. Except as provided in Section 6(c) hereof, in the event of any payment hereunder, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of any Indemnitee (other than against the Preferred Stock Indemnitors), who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Corporation to bring suit to enforce such rights.

(e) Director Indemnification. The Corporation and the Stockholders agree not to take any action to amend any provision of the Certificate or the bylaws of the Corporation relating to indemnification of directors, as presently in effect, without the prior written consent of the holders of at least two-thirds of the then-outstanding Preferred Stock, calculated in accordance with Section A.6(a) of Article III of the Certificate (including in such calculation any outstanding Restricted Shares held by such holders).

7. Remedies. In case any one or more of the covenants and/or agreements set forth herein shall have been breached by any party hereto, the party or parties entitled to the benefit of such covenants or agreements may proceed to protect and enforce its or their rights, either by suit in equity and/or action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained herein. The rights, powers and remedies of the parties hereunder are cumulative and not exclusive of any other right, power or remedy that such parties may have under any other agreement or law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

8. Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of the Corporation and each of the Preferred Stockholders and the respective successors and permitted assigns of the Corporation and each of the Preferred Stockholders (including any member of a Preferred Stockholder’s Group). Subject to the requirements of Section 3 hereof, this Agreement and the rights and duties of the Preferred Stockholders set forth herein may be freely assigned, in whole or in part, by each Preferred Stockholder to any member of such Preferred Stockholder’s Group. Any transferee (other than a Preferred Stockholder) to whom rights under Section 3 hereof are transferred by a Preferred Stockholder shall, as a condition to such transfer, deliver to the Corporation a written instrument by which such transferee identifies itself, gives the Corporation notice of the transfer of such rights, identifies the securities of the Corporation owned or acquired by it and agrees to be bound by the obligations imposed hereunder to the same extent as if such transferee were a Preferred Stockholder hereunder. A transferee to whom rights are transferred by a Preferred Stockholder pursuant to this Section 8 will be thereafter deemed to be a Preferred Stockholder for the purpose of the execution of such transferred rights and may not again transfer such rights to any other person or entity, other than as provided in this Section 8. Neither this Agreement nor any of the rights or duties of the Corporation set forth herein shall be assigned by the Corporation, in whole or in part, without having first received the written consent of the Preferred Stockholders (including any members of a Preferred Stockholder’s Group) holding two-thirds in voting power of the outstanding Preferred Stock, calculated in accordance with Section A.6(a) of Article III of the Certificate (including in such calculation any outstanding Restricted Shares held by such holders).

9. Duration of Agreement. The rights and obligations of the Corporation, the Common Stockholders and each Preferred Stockholders set forth herein shall survive indefinitely, unless and until, by their respective terms, they are no longer applicable.

10. Entire Agreement. This Agreement, together with the other writings referred to herein or delivered pursuant hereto that form a part hereof, contains the entire agreement among the parties with respect to the subject matter hereof and amends, restates and supersedes all prior and contemporaneous arrangements or understandings with respect thereto. Without limiting the generality of the foregoing, this Agreement amends and restates the Prior Agreement in its entirety.

11. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or facsimile with a confirmation copy by regular mail, addressed or faxed, as the case may be, to such party at the address or facsimile number, as the case may be, set forth below or such other address or facsimile number, as the case may be, as may hereafter be designated in writing by the addressee to the addressor listing all parties:

(a) if to the Corporation, to:

Proteostasis Therapeutics, Inc.

200 Technology Square, Suite 402

Cambridge, MA 02139

with a copy to:

Goodwin Procter LLP

53 State Street

Boston, MA 02109

Attention: Mitchell S. Bloom and John M. Mutkoski

Fax: (617) 523-1231

(b) if to the Preferred Stockholders, as set forth on Schedule 1; and

(c) if to the Principal Stockholders, as set forth on Schedule 2;

All such notices, requests, consents and communications shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of mailing, on the third business day following the date of such mailing, (iii) in the case of overnight mail, on the first business day following the date of such mailing, and (iv) in the case of facsimile transmission, when confirmed by facsimile-machine report.

12. Changes. The terms and provisions hereof may not be modified, amended or terminated, nor any of such provisions waived, temporarily or permanently, except pursuant to a writing executed by a duly authorized representative of the Corporation and the written consent of the Preferred Stockholders holding at least two-thirds in voting power of the then-outstanding Preferred Stock, calculated in accordance with Section A.6(a) of Article III of the Certificate (including in such calculation any outstanding Restricted Shares held by such holders); provided, however, that no Preferred Stockholder shall, without its consent, be adversely affected by any such modification, amendment or waiver in any manner in which all other Preferred Stockholders are not likewise adversely affected; and provided, further, that any provision that requires the vote of the Requisite New Investors may not be modified, amended, terminated or waived without the affirmative vote of the Requisite New Investors.

13. Spousal Consents. On or before the date hereof, each Principal Stockholder shall deliver to the Corporation the Consent of Spouse executed and delivered by the spouse of such Principal Stockholder (if married), in substantially the form attached hereto as Exhibit C.

14. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

15. Headings. The headings of the various sections hereof have been inserted for convenience of reference only and shall not be deemed to be a part hereof.

16. Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.

17. Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding choice of law rules thereof.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF the parties hereto have executed this Third Amended and Restated Stockholders’ Agreement on the date first above written.

PROTEOSTASIS THERAPEUTICS, INC.

By:	/s/ Meenu Chhabra
Name:	Meenu Chhabra
Title:	President and Chief Executive Officer

Signature Page to Third Amended and Restated Stockholders’ Agreement

IN WITNESS WHEREOF the parties hereto have executed this Third Amended and Restated Stockholders’ Agreement on the date first above written.

PRINCIPAL STOCKHOLDERS:

/s/ Jeffrey W. Kelly
Jeffery W. Kelly

/s/ Andrew Dillin
Andrew Dillin

/s/ Richard Morimoto
Richard I. Morimoto

Signature Page to Third Amended and Restated Stockholders’ Agreement

IN WITNESS WHEREOF the parties hereto have executed this Third Amended and Restated Stockholders’ Agreement on the date first above written.

INVESTOR:

HEALTHCARE VENTURES VIII, L.P.

By:	HealthCare Partners VIII, L.P.
its General Partner

By:	HealthCare Partners VIII, LLC
its General Partner

By:	/s/ Christopher Mirabelli

Name:
Title:

Signature Page to Third Amended and Restated Stockholders’ Agreement

IN WITNESS WHEREOF the parties hereto have executed this Third Amended and Restated Stockholders’ Agreement on the date first above written.

INVESTOR:

BEACON BIOVENTURES FUND II LIMITED PARTNERSHIP

By:	Beacon Bioventures Advisors Fund II Limited Partnership,
its sole general partner

By:	Impresa Management LLC,
its sole general partner

By:	/s/ Stephen Knight
Name:	Stephen Knight
Title:	Vice President

Signature Page to Third Amended and Restated Stockholders’ Agreement

IN WITNESS WHEREOF the parties hereto have executed this Third Amended and Restated Stockholders’ Agreement on the date first above written.

INVESTOR:

GENZYME CORPORATION

By:	/s/ Karen M. Linehon
Name:	Karen M. Linehon
Title:	Authorized Signatory

Signature Page to Third Amended and Restated Stockholders’ Agreement

IN WITNESS WHEREOF the parties hereto have executed this Third Amended and Restated Stockholders’ Agreement on the date first above written.

INVESTOR:

BIOGEN MA INC.

By:	/s/ Michael Dambach
Name:	Michael Dambach
Title:	VP & Treasurer

Signature Page to Third Amended and Restated Stockholders’ Agreement

IN WITNESS WHEREOF the parties hereto have executed this Third Amended and Restated Stockholders’ Agreement on the date first above written.

INVESTOR:

ELAN SCIENCE ONE LTD.

By:	/s/ Conor Walshe
Name:	Conor Walshe
Title:	Director

Signature Page to Third Amended and Restated Stockholders’ Agreement

IN WITNESS WHEREOF the parties hereto have executed this Third Amended and Restated Stockholders’ Agreement on the date first above written.

INVESTOR:

NOVARTIS BIOVENTURES LTD.

By:	/s/ H.S. Zivi
Name:	H.S. Zivi
Title:	Chairman

By:	/s/ Laurieann Chaikowsky
Name:	Laurieann Chaikowsky
Title:	Authorised Signatory

Signature Page to Third Amended and Restated Stockholders’ Agreement

IN WITNESS WHEREOF the parties hereto have executed this Third Amended and Restated Stockholders’ Agreement on the date first above written.

INVESTOR:

NEW ENTERPRISE ASSOCIATES 12, LIMITED PARTNERSHIP

By:	NEA Partners 12, Limited Partnership,
its General Partner

By:	NEA 12 GP, LLC
its General Partner

By:	/s/ Louis S. Citron
Name:	Louis S. Citron
Title:	Chief Legal Officer

NEA VENTURES 2008, LIMITED PARTNERSHIP

By:	/s/ Louis S. Citron
Name:	Louis S. Citron
Title:	Vice President

Signature Page to Third Amended and Restated Stockholders’ Agreement

IN WITNESS WHEREOF the parties hereto have executed this Third Amended and Restated Stockholders’ Agreement on the date first above written.

INVESTOR:

ASTELLAS PHARMA INC.

By:	/s/ Shunichiro Matsumoto
Name:	Shunichiro Matsumoto
Title:	Vice President, Innovation Management

Signature Page to Third Amended and Restated Stockholders’ Agreement

IN WITNESS WHEREOF the parties hereto have executed this Third Amended and Restated Stockholders’ Agreement on the date first above written.

INVESTOR:

CORMORANT GLOBAL HEALTHCARE MASTER FUND, LP

By:	/s/ Bihua Chen
Name:	Bihua Chen
Title:	Managing Member of the General Partner

Signature Page to Third Amended and Restated Stockholders’ Agreement

IN WITNESS WHEREOF the parties hereto have executed this Third Amended and Restated Stockholders’ Agreement on the date first above written.

INVESTOR:

ROCK SPRINGS CAPITAL MASTER FUND LP

By:	Rock Springs GP LLC

Its:	General Partner

By:	/s/ Graham McPhail
Name:	Graham McPhail
Title:	Managing Director

Signature Page to Third Amended and Restated Stockholders’ Agreement

IN WITNESS WHEREOF the parties hereto have executed this Third Amended and Restated Stockholders’ Agreement on the date first above written.

INVESTOR:

/s/ Franklin Berger
Name: Franklin M. Berger

Signature Page to Third Amended and Restated Stockholders’ Agreement

Schedule 1

Investors

HealthCare Ventures VIII, L.P.

44 Nassau Street

Princeton, NJ 08542

Fax: (617) 252-4352

Beacon Bioventures Fund II

c/o Fidelity Biosciences

Attn.: Mary Bevelock Pendergast

One Main Street, 13th Floor

Cambridge, MA 02142

Genzyme Corporation

500 Kendall Street

Cambridge, MA 02142

Attn: Managing Director, Genzyme Ventures

Fax: (617) 768-6431

          with a copy to:

Genzyme Corporation

500 Kendall Street

Cambridge, MA 02142

Attn: Senior Vice President, General Counsel

Fax: (617) 768-9736

New Enterprise Associates 12, Limited Partnership, and

NEA Ventures 2008, Limited Partnership

c/o New Enterprise Associates

1954 Greenspring Drive, Suite 600

Timonium, MD 21093

Fax: (410) 752-7721

Novartis BioVentures Ltd.

131 Front Street

Hamilton HM 12

Bermuda

Attn.: Chairman and General Counsel

Fax: (441) 296-5083

          with a copy to:

Novartis Venture Fund

Five Cambridge Center, Suite 603

Cambridge, MA 02142

Attn: Henry Skinner

Email: henry.skinner@nvfund.com

S-1

Schedule 1 (Continued)

Elan Science One Ltd.

Treasury Building

Lower Grand Canal Street

Dublin 2, Ireland

FAX: +353 1 709 4700

Biogen MA Inc.

225 Binney Street

Cambridge, MA 02142

Astellas Pharma Inc.

5-1 Nihonbashi-Honcho 2-Chome, Chuo-ku

Tokyo 103-8411, Japan

Cormorant Global Healthcare Master Fund, LP

200 Clarendon Street

52nd Floor

Boston, MA 02116

Rock Springs Capital

650 S. Exeter Street

Suite 1070

Baltimore, MD 21202

Franklin M. Berger

257 Park Avenue South

15th Floor

New York, NY 10010

S-2

Schedule 2

Principal Stockholders

Jeffery W. Kelly

8110 El Paseo Grande #407

La Jolla, CA 92037

Fax: (858) 784-9610

Email: jwk@scripps.edu

Andrew Dillin

6895 Elverton Drive

Oakland, CA 94611

Email: dillin@berkeley.edu

Richard I. Morimoto

3217 Otto Lane

Evanston, IL 60201

Fax: (847) 491-4461

Email: rickmorimoto@gmail.com

S-3